Exhibit 99.1

(1)  Footnote 1 to the original Form 3 that was filed on August 8, 2011 (the “Form 3”) is incorporated herein by reference and amended and supplemented as follows.

This amendment to the Form 3 is filed to clarify that Joseph F. Azrack, Eric L. Press and Henry R. Silverman serve on the board of directors of Apollo Commercial Real Estate Finance, Inc. (the “Issuer”) as representatives of Management Holdings and Management Holdings GP.  Mr. Azrack is associated with Apollo Global Real Estate Management, L.P. and ACREFI Management, LLC.  Messrs. Press and Silverman are each associated with ACREFI Management, LLC and other Apollo investment managers affiliated with Management Holdings and Management Holdings GP.

This amendment to the Form 3 is also filed to correct the number of shares beneficially owned by Management Holdings and Management Holdings GP, and held of record by ACREFI Management, LLC, to 101,366 shares of Common Stock.

In addition, this amendment to the Form 3 is filed to clarify that the 156,000 restricted stock units reported in the original Form 3 as having been granted to ACREFI Management LLC by the Issuer August 4, 2011 and as being beneficially owned by Management Holdings and Management Holdings GP, were granted under the Issuer’s 2009 Equity Incentive Plan pursuant to Rule 16b-3(d).